Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2010 with respect to the consolidated financial statements of Superior Well Services, Inc. as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2009 and the financial statement schedule listed in Item 15(b) and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2009 annual report on Form 10-K of Superior Well Service, Inc.
/s/ Schneider Downs & Co., Inc.
June 24, 2010